DMC  Dynamic Materials
     C O R P O R A T  I O N
                GROUPE SNPE

FOR IMMEDIATE RELEASE                                                   CONTACT:
December 6, 2005                                                      Geoff High
                                          Pfeiffer High Investor Relations, Inc.
                                                                    303-393-7044

                DYNAMIC MATERIALS RECEIVES $7.5 MILLION CONTRACT
                   FOR WORK ON NORTH AMERICAN REFINERY PROJECT

    Order will Involve the Company's Domestic and European Explosion Welding
                                   Facilities

BOULDER, Colo. - Dec. 6, 2005 - Dynamic Materials Corporation (DMC) (Nasdaq:
BOOM), the world's leading provider of explosion-welded clad metal plates and associated services, today announced it has received a $7.5 million contract calling for the production and delivery of clad metal plates for use in a North American refinery project. DMC will utilize its domestic and European clad metal production facilities to fill the order, which is scheduled for delivery during the first two quarters of 2006.

Yvon Cariou, president and CEO of DMC, said, "The domestic refining industry is investing heavily in capacity expansion and modernization programs. Because oil and gas refining is an intense and highly corrosive process, many components incorporate corrosion-resistant clad metals. As the global leader in explosive metal cladding, DMC is well positioned to benefit from this increased level of investment activity."

About Dynamic Materials Corporation
Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including petrochemicals, refining, hydrometallurgy, aluminum smelting and shipbuilding. The company operates two business segments: the Explosive Metalworking Group, which uses proprietary explosive processes to fuse dissimilar metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. With more than 30 years of international experience, DMC has captured a commanding share of the worldwide market for explosion-welded clad metals. For more information, visit the company's website at www.dynamicmaterials.com.


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Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: the ability to obtain new contracts at attractive prices; the size and timing of customer orders; fluctuations in customer demand; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at the company's facilities; the availability and cost of funds; and general economic conditions, both domestically and abroad; as well as the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 2004.

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